Exhibit 4.23

U.S.$50,000,000

CREDIT AGREEMENT

dated as of August 3, 2011

among

ARCOS DORADOS B.V.,
as Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors

and

BANK OF AMERICA, N.A.,
as Lender

TABLE OF CONTENTS

i

List of Schedules

Schedule 1.1	Material Subsidiaries
Schedule 3.5	Certain Material Litigation
Schedule 3.6	Certain Taxes

List of Exhibits

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of New York Counsel Opinion
Exhibit D-2	Form of Mexican Counsel Opinion
Exhibit D-3	Form of Brazilian Counsel Opinion
Exhibit D-4	Form of Puerto Rican Counsel Opinion
Exhibit D-5	Form of Dutch Counsel Opinion
Exhibit E	Form of Subsidiary Joinder Agreement

CREDIT AGREEMENT, dated as of August 3, 2011 (the “Agreement”), among ARCOS DORADOS B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), (b) CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors (as defined below), and BANK OF AMERICA, N.A., as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Lender has agreed to make available to the Borrower a revolving credit facility on the terms and subject to the conditions contained in this Agreement;

WHEREAS, each Guarantor will benefit from the extension of credit to the Borrower by the Lender;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Additional Guarantor” means each Subsidiary of the Borrower that becomes, at any time after the Closing Date, an additional Guarantor hereunder pursuant to Section 5.5.

“Affiliate” of any Person, means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Commitment Amount” means $50,000,000.

“Anti-Terrorism Laws” means the Executive Order, the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA PATRIOT Act and any similar law or regulation enacted in the United States, or any similar regulation or sanction enacted, administered or enforced by the United Nations Security Council, any institution of the European Union or any government authority, including regulations or sanctions relating to restrictive measures against Iran.

“Applicable Law” means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such a Person is subject.

“Applicable Margin” means a rate per annum equal to 2.50%.

“Availability Period” the period commencing on and including the Closing Date and ending on the Commitment Termination Date.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate,” (b) the Federal Funds Effective Rate, as in effect for such day, plus 0.5% and (c) the LIBO Rate for an interest period of one month, plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any change of such LIBO Rate.  Any change in such prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System, together with any successor.

“Borrowing” means a borrowing of Loans made by the Lender pursuant to Section 2.1.

“Borrowing Date” means a Business Day within the Availability Period specified in a Borrowing Notice as the date on which the Borrower shall make a Borrowing hereunder.

“Borrowing Notice” is defined in Section 2.2(a).

“Brazilian Guarantor” means each Guarantor organized under the laws of the Federative Republic of Brazil.

“Brazilian Master Franchisee” means Arcos Dourados Comercio de Alimentos Ltda., or any successor to its rights and obligations under the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America and Arcos Dourados Comércio de Alimentos Ltda.

“Breakage Costs” means any loss or expense incurred by the Lender, which shall consist of losses or expenses incurred in liquidating or employing deposits from third parties (but excluding loss of margin for the remaining portion of any Interest Period after the date of the event that gave rise to such loss or expense) as a result of (a) any payment or prepayment of any Loan accruing interest at the LIBO Rate on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by the Borrower to prepay or borrow any Loan accruing interest at the LIBO Rate on a date or in the amount notified by the Borrower. For purposes of calculating Breakage Costs, each Loan shall be deemed to have been funded at the LIBO Rate applicable to such Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.  A certificate of the Lender setting forth in reasonable detail its calculation of such losses or expenses incurred shall be conclusive absent manifest error.

“Business Day” means any day, other than a Saturday or Sunday, on which (a) banking institutions in the State of New York are open for general business, and (b) when used in connection with the determination of the LIBO Rate, dealings in U.S. dollar deposits are carried out between banks in the London inter-bank market.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of one or more of the following events:

(a)           the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 30.0% of the voting power of the Voting Stock of the Borrower, the Brazilian Master Franchisee or the Master Franchisee;

(b)           individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower (de directie), the Brazilian Master Franchisee or the Master Franchisee;

(c)           the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Borrower, the Brazilian Master Franchisee or the Master Franchisee, determined on a Consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or

(d)           the approval by the holders of Capital Stock of the Borrower, the Brazilian Master Franchisee or the Master Franchisee of any plan or proposal for the liquidation or dissolution of any such Person, whether or not otherwise in compliance with this Agreement.

“Change in Law” means, with respect to the Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over the Lender, in each case after the date hereof; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” is defined in Section 4.1.

“Combined/Consolidated Basis” means, when used with respect to the determination of any amount, that such amount is to be determined by combining the relevant amount determined with respect to the Guarantors within a certain Territory and the Consolidated Subsidiaries of such Guarantors operating within the same Territory (but excluding in any event any Non-Guarantor Subsidiary of any such Guarantor that does not have operations within the same Territory) on a Consolidated basis, all in accordance with GAAP.

“Commitment” means the Lender’s obligation to make Loans to the Borrower in an aggregate principal amount not to exceed, at any time, the Aggregate Commitment Amount as in effect at such time.

“Commitment Fee” is defined in Section 2.7.

“Commitment Termination Date” shall mean the earliest of (a) the date which is one Business Day prior to the Maturity Date and (b) the date on which the Commitments are terminated pursuant to the last paragraph of Section 7.1.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income:

(1)           Consolidated Interest Expense for such Person for such period;

(2)           Consolidated Income Tax Expense for such Person for such period;

(3)           Consolidated Non-cash Charges for such Person for such period;

(4)           any non-operating and/or non-recurring charges, expenses or losses of such Person and its Subsidiaries for such period; and

(5)           the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, (y) all cash payments made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period and (z) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of such Person and its Subsidiaries for such period.

Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary will be added to Consolidated Net Income in calculating Consolidated EBITDA for any period:

(a)           in proportion to the percentage of the total Capital Stock of such Subsidiary held directly or indirectly by such Person at the date of determination; and

(b)           to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary pursuant to its charter and bylaws (estatutos sociales) and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and any other income taxes payable by such Person and its Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (including the Loans) of a Person and its Subsidiaries determined on a Consolidated basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) determined on a Consolidated basis in accordance with GAAP of:

(1)           the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP, including, without limitation, the following (whether or not interest expense in accordance with GAAP):

(a)           any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries in the form of additional Indebtedness;

(b)           any amortization of deferred financing costs;

(c)           the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under GAAP; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(d)          all capitalized interest;

(e)           the interest portion of any deferred payment obligation;

(f)           any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Subsidiary in connection with a Permitted Receivables Financing;

(g)           commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances; and

(h)           any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and

(2)           the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a Consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1)           net after-tax gains or losses from asset sale transactions or abandonments or reserves relating thereto;

(2)           net after-tax items classified as extraordinary, special (reflected as a separate line item on a consolidated income statement prepared in accordance with GAAP) gains or losses or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, asset acquisition or Indebtedness;

(3)           the net income (or loss) of any other Person (other than such Person and any Subsidiary of such Person); except that such Person’s equity in the net income of any such other Person will be included up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Subsidiary of such Person as a dividend or other distribution; and except further that such Person’s equity in the net loss of any other Person will be included to the extent such loss has been funded with cash from such Person or a Subsidiary of such Person;

(4)           any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;

(5)           any gain (or loss) from foreign exchange translation or change in net monetary position;

(6)           any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) will be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and

(7)           the cumulative effect of changes in accounting principles.

“Consolidated Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to Consolidated Indebtedness minus cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person) in all cases determined in accordance with GAAP and as set forth in the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Net Indebtedness to EBITDA Ratio” means, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated Net Indebtedness of the Borrower as at such date divided by (b) Consolidated EBITDA of the Borrower for the four (4) most recent fiscal quarters ending on or before such date.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Consolidated Total Assets” means, as of any date of determination, the total assets shown on the Consolidated balance sheet of the Borrower and its Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of business or operations by the Borrower and its Subsidiaries subsequent to such date and on or prior to the date of determination.

“Consolidated Net Worth” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the total shareholder’s equity (or total assets minus total liabilities) which would appear as such on the Consolidated balance sheet of the Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, (without duplication): (a) a guarantee, an indemnity obligation in respect of a guarantee or performance bond (including a fianza), an endorsement or an aval, (b) a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, (c) an agreement to purchase, sell or lease (as lessee or lessor) Property or services, primarily in each case for the purpose of enabling a debtor to make payment of its obligations, or (d) an agreement to assure a creditor against loss; in each case including causing a bank or other Person to issue a letter of credit or other similar instrument for the benefit of any Person, but excluding endorsement for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.

“Contributing Subsidiary” is defined in Section 5.5(b).

“CS L/C Documents” means the CS Letter of Credit, the CS Letter of Credit Agreement, the CS L/C Security Documents and each other agreement, instrument or document delivered in connection with the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“CS L/C Security Documents” means the security agreement dated as of August 3, 2007 made by the Subsidiaries of the Borrower party thereto and the pledge agreement dated as of August 3, 2007 made by the Subsidiaries of the Borrower party thereto, in each case to secure the obligations under the CS Letter of Credit Agreement.

“CS Letter of Credit” means the irrevocable standby letter of credit issued on August 3, 2007, for the account of the Borrower and the subsidiary guarantors identified thereto, for the benefit of McDonald’s Latin America, pursuant to the CS Letter of Credit Agreement.

“CS Letter of Credit Agreement” means the Letter of Credit Reimbursement Agreement, dated as of August 3, 2007, between the Borrower and Credit Suisse, Cayman Islands Branch, as issuing bank.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recuperação judicial, regime de administração especial temporária, concurso mercantil, quiebra or similar debtor relief laws of the United States of America, The Netherlands, Mexico, Brazil, and/or any other jurisdictions applicable to the Borrower or any Guarantor from time to time in effect affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would result in an Event of Default.

“Designated Jurisdiction” means any of Burma/Myanmar, Cuba, Iran, North Korea, Sudan or any other country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Person” means a person: (a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (b) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; (c) publicly designated by the United States Secretary of the Treasury to be owned or controlled by, or acting for or on behalf of, any person referred to in paragraph (a) or (b) above, or otherwise determined by the United States Secretary of State to be subject to the terms of Section 1 of the Executive Order; (d) publicly designated by the United States Secretary of State to have committed, or to pose a significant risk of committing, acts of “terrorism” as defined in the Executive Order that threaten the security of United States nationals or the national security, foreign policy, or economy of the United States; or (e) which otherwise is, by public designation of the United Nations Security Council or United States or European Union government authority, the subject of any Sanction.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof

“Dollars” and “U.S.$” means the lawful currency of the United States.

“Environmental Laws” means and all Brazilian, U.S., state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” means any of the events specified in Article VII; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is prevented or prohibited from becoming a Guarantor under local laws or pursuant to its organizational documents or due the existence of minority shareholders.

“Executive Order” means United States Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and branch profits and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Applicable Law of which such recipient is organized, is doing business, is considered a resident for tax purposes, or in which its principal office is located or, in which its applicable lending office is located; (b) Taxes imposed as the result of any other present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); and (c) withholding Taxes attributable to the Lender’s failure to provide to the Borrower, at the time or times required by Applicable Law such properly completed and executed documentation reasonably requested by the Borrower as the Lender is legally entitled to provide and will permit such payments to be made without withholding or at a reduced rate of withholding, as applicable, provided that the providing of such documentation is not materially more onerous in form, in procedure or in substance of information disclosed to such recipient than comparable requirements under U.S. tax law (such as IRS Forms W-8BEN or W-9).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Borrower acting in good faith, and will be evidenced by a board resolution.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Fee Letter” means that certain fee letter dated as of the date hereof between the Borrower and the Lender.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Franchise Documents” means the Master Franchise Agreements and any other documents pursuant to which the Borrower or any of its Subsidiaries has acquired the right to operate any franchised restaurant in Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curacao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied throughout the periods involved.

“Governmental Authority” means, as applicable, the government of Brazil, Mexico, The Netherlands, the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means Arcos Dourados Comércio de Alimentos Ltda., Arcos Dorados Puerto Rico, Inc., Golden Arch Development Corporation, each Initial Mexican Guarantor and each Additional Guarantor.

“Guaranty” means the guarantee by the Guarantors pursuant to Article VIII.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means the obligations of any Person pursuant to (i) any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements and/or other types of hedging agreements designed to hedge interest rate risk of such Person, (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person, or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.

“Indebtedness” means, for any Person (without duplication):

(a)   the principal amount (or, if less, the accreted value) of all obligations for borrowed money,

(b)   obligations evidenced by bonds, debentures, notes or similar instruments (other than rental obligations under operating leases, whether or not evidenced by notes),

(c)   obligations of such Person issued or assumed as the deferred purchase price of Property or services and obligations under any title retention agreement (excluding trade accounts payable in the ordinary course of business),

(d)   reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent they relate to trade payables in the ordinary course of business and such obligation is satisfied within 20 Business Days of incurrence),

(e)   all liabilities secured by any Lien on any Property of such Person, whether or not such liabilities have been assumed by such Person (the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such Property and the amount of the Indebtedness so secured),

(f)   Capital Lease Obligations,

(g)   net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(h)          all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivable and related assets;

(i)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that

(i)            if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined hereunder; and

(ii)           if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof;

(j)   the amount of all Permitted Receivables Financings of such Person; and

(k)   Contingent Obligations relating to any of the foregoing Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Mexican Guarantor” means each of Arcos Sercal Servicios, S.A. de C.V. and Arcos Sercal Inmobiliaria, S. de R.L. de C.V.

“Interest Payment Date” means, for each Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, with respect to each Loan, initially the period commencing on (and including) the date such Loan is made and ending (but excluding, for purposes of calculating interest) on the numerically corresponding day three calendar months (or, solely for purposes of computing the Base Rate by reference to the LIBO Rate, one calendar month) thereafter, and thereafter, each period commencing on (and including) the last day of the immediately preceding Interest Period applicable to such Loan and ending (but excluding, for purposes of calculating interest) on the numerically corresponding day three calendar months (or, solely for purposes of computing the Base Rate by reference to the LIBO Rate, one calendar month) thereafter; provided that (a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date, respectively; and (c) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, with respect to any Person, any: (1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Contingent Obligation) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business); (2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or (3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“LIBO Rate” means, for any Interest Period (a) the rate per annum equal to the rate determined by the Lender to be the offered rate appearing on the Reuters page that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (“BBA LIBOR”) for deposits with a term equivalent to such Interest Period in Dollars (for delivery on the first day of such Interest Period), determined as of approximately 11:00 a.m. (London, England time) on the date two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service, or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the date two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Lender to be rate per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Lender’s London Branch at approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” is defined in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Note, the Fee Letter and each Subsidiary Joinder Agreement (if any).

“Loan Parties” means the Borrower and the Guarantors.

“Master Franchise Agreements” means the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America, the Borrower and the other parties thereto, and the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America and Arcos Dourados Comércio de Alimentos Ltda.

“Master Franchisee” means LatAm, LLC, or any successor to its rights and obligations under the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America, the Borrower and the other parties thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations or condition, financial or otherwise, of the Borrower, or of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, (c) the rights and remedies of the Lender under any Loan Document or the validity, legality, binding effect or enforceability thereof.

“Material Subsidiary” means, at any time, any Guarantor and any other Subsidiary of the Borrower that (a) represents 10% or more of Consolidated EBITDA of the Borrower for the four fiscal quarters most recently ended at the time of determination, or (b) holds assets representing 10% or more of Consolidated Total Assets.  As of the Closing Date (determined based on the financial condition and results of operations as of and for the period of four (4) fiscal quarters ended on June 30, 2011), the Material Subsidiaries are as set forth on Schedule 1.1.

“Maturity Date” means the first anniversary of the Closing Date.

“McDonald’s Mortgage” means any mortgages granted in favor of McDonald’s Latin America on Secured Restricted Real Estate, in each case securing obligations owing to McDonald’s Latin America under the Master Franchise Agreement in an aggregate amount not to exceed the undrawn portion of the Letter of Credit on the date of termination thereof.

“McDonald’s Security Documents” means the McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2008, made by the Borrower and the other parties thereto in favor of McDonald’s Latin America, the McDonald’s Foreign Pledge Agreements and the McDonald’s Deposit Pledge Agreement and any other agreement, instrument or document under which any Lien is granted to secure obligations under the Franchise Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mexican Guarantor” means each Guarantor organized under the laws of Mexico.

“Mexico” means the United Mexican States.

“Negotiation Period” is defined in Section 2.9(a).

“Non-Guarantor Subsidiary” means, as of any time of determination, each Subsidiary of the Borrower that is not a Guarantor at such time.

“Note” means each promissory note executed by the Borrower in favor of the Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, any Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp or documentary taxes or any other similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Permitted Holders” means (a) any Person that is an Affiliate of the Borrower prior to an event giving rise to a Change of Control (and not established as an Affiliate in order to effect what would otherwise be a Change of Control), (b) Woods W. Staton and any Related Party of Woods W. Staton and (c) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in clause (b).

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Borrower or such Subsidiary has concluded are customary and market terms fair to such Person.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Property” shall mean any right or interest in or to property, assets, rights or revenues of any kind whatsoever, whether real, personal or mixed, whether existing or future and whether tangible or intangible, including intellectual property.

“Rate Determination Notice” is defined in Section 2.9.

“Regulation U” means Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X” means Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Related Party” means, with respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Sanction” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council or the European Union.

“Securitization Subsidiary” means (a) a Subsidiary that is designated a “Securitization Subsidiary” by the Board of Directors of the Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which is guaranteed by the Borrower or any Material Subsidiary, is recourse to or obligates the Borrower or any Material Subsidiary of the Borrower in any way, subjects any property or asset of the Borrower or any Material Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (d) with respect to which neither the Borrower nor any Material Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are, at the time owned, or the management of which is otherwise controlled by, such Person or by one or more Subsidiaries of such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower

“Subsidiary Joinder Agreement” means each agreement executed by an Additional Guarantor in the form of Exhibit E.

“Substitute Basis” is defined in Section 2.9(a).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Territory” means, with respect to any Guarantor and any Subsidiary of any Guarantor, the country (or in the case of the Commonwealth of Puerto Rico, the territory of the Commonwealth of Puerto Rico) in which such Subsidiary is organized and has its primary operations; provided that the Territory with respect to Golden Arch Development Corporation shall be deemed to be the Commonwealth of Puerto Rico.

“United States” means the United States of America.

“Voting Stock” means Capital Stock in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.2             Rules of Construction.

(a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and Properties, including cash, securities, accounts and contract rights.

(b)   In this Agreement and each other Loan Document, unless the context clearly requires otherwise (or such other Loan Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify;” and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from”

shall mean “from and including,” “to” and “until” shall mean “to but excluding,” and “through” shall mean “to and including;” (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document; and (iv) references to “the date hereof” shall mean the date first set forth above.

(c)   In this Agreement unless the context clearly requires otherwise, any reference to (i) an Exhibit or Schedule is to an Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

(d)   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(e)   For purposes of Section 5.5(a) and Section 6.6, the definitions of Consolidated Net Indebtedness, Consolidated EBITDA and Consolidated Net Indebtedness to EBITDA Ratio will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(i)   the incurrence, repayment or redemption of any Indebtedness (including acquired Indebtedness) of such Person or any of its Subsidiaries, and the application of the proceeds thereof, including the incurrence of any Indebtedness (including acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such four-quarter period or at any time subsequent to the last day of such four-quarter period and prior to or on such date of determination, to the extent, in the case of an incurrence, such Indebtedness is outstanding on the date of determination, as if such incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such four-quarter period; and

(ii)  any asset sale transaction or asset acquisition by such Person or any of its Subsidiaries, including any asset sale or asset acquisition giving rise to the need to make such determination, occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and prior to or on such date of determination, as if such asset sale transaction or asset acquisition occurred on the first day of the four-quarter period.

For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility will be computed based on:

(A)  the average daily balance of such Indebtedness during such four-quarter period; or

(B)  if such facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (ii) of this Section 1.2(e).

ARTICLE II

LOANS

Section 2.1  Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, subject to Section 2.2, in an aggregate amount not to exceed, at any time outstanding, the Aggregate Commitment Amount.  Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, repay and reborrow under this Section 2.1.

Section 2.2     Borrowing.

(a)   To request a Borrowing, the Borrower shall give the Lender an irrevocable notice substantially in the form of Exhibit A (the “Borrowing Notice”) signed by the Borrower and appropriately completed, not later than by 11:00 a.m. (New York City time) three Business Days prior to the date the Borrowing is desired.  The initial borrowing shall be at least the Dollar equivalent of EUR 100,000.

(b)   Upon satisfaction of the applicable conditions set forth in Section 4.2, the Lender shall make the amount of the requested Loan available to the Borrower in immediately available funds on the Borrowing Date specified in the Borrowing Notice.

Section 2.3    Termination of Commitment.  The Commitment shall automatically terminate at 5:00 p.m. (New York City time) on the Commitment Termination Date.

Section 2.4    Repayment of the Loans.  The Borrower hereby unconditionally promises to pay to the Lender on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.5            Optional Prepayment; Mandatory Prepayment.

(a)           The Borrower shall have the right, upon three Business Days’ irrevocable notice to the Lender, to prepay on any Business Day, without premium or penalty, all or any portion of the Loans then outstanding.  Prepayments must be accompanied by a payment of all accrued and unpaid interest on the amount so prepaid through the date of prepayment.

(b)           If on any Business Day for any reason the total outstanding principal amount of the Loans at any time exceeds the Aggregate Commitment Amount then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

(c)           Each payment pursuant to this Section 2.5 shall be accompanied by accrued interest to such date on the amount prepaid and any additional amounts required to be paid pursuant to Section 2.15.

Section 2.6            Interest Rates and Interest Payment Dates.

(a)   Each Loan shall bear interest on the unpaid principal amount thereof, for the period from (and including) the day such Loan is made to, but excluding, the day such Loan is paid at a rate per annum equal to the LIBO Rate determined for the Interest Period then in effect, plus the Applicable Margin. Accrued (and theretofore unpaid) interest on each Loan shall be payable (i) in arrears on each Interest Payment Date, (ii) on the date of any prepayment (on the amount prepaid) and (iii) at maturity (whether at stated maturity, by acceleration or otherwise) and, after such maturity, on demand.

(b)   During the continuance of any Event of Default, (i) all principal of any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate that is 2% in excess of the interest rate then applicable to the Loan, and at any time following the termination of the Interest Period then in effect such rate shall be equal to 2% plus the Base Rate plus 1.50% determined from time to time and (ii) to the extent permitted by Applicable Law, any overdue interest or other amounts owing hereunder shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2% plus the Base Rate plus 1.50% determined from time to time.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)   All computations of interest for Loans determined by reference to the Base Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

(d)   Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining the LIBO Rate or the Base Rate, as applicable.

Section 2.7    Commitment Fee.  The Borrower agrees to pay to the Lender on the last day of each March, June, September and December, commencing with September 30, 2011, and on the Commitment Termination Date, a commitment fee (the “Commitment Fee”), at a rate of 0.50% per annum on the average daily amount of the unutilized portion of the Commitment of the fiscal quarter of the Borrower ended on such day. The phrase “unutilized portion of the Commitment” as used in the preceding sentence means, as of any day, the positive difference between (a) the amount of the Commitment, and (b) the outstanding principal amount of the Loans.  The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to the Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the date on which the Commitment shall be terminated or terminates as provided herein.

Section 2.8    Note.

(a)   The obligation of Borrower to repay the aggregate principal balance of all Loans hereunder outstanding at any one time shall be evidenced by a note governed by the laws of the State of New York executed by the Borrower, as issuer, payable to the order of the Lender, substantially in the form of Exhibit B, as such Note may be modified or amended from time to time.

(b)   The payment of any part of the principal of the Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loans evidenced by the Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note pro tanto.

(c)   In the event of any inconsistency between this Agreement and the Note with respect to the calculation of interest or any other amount due hereunder, this Agreement shall prevail.

Section 2.9    Inability to Determine Interest Rate.  If, prior to the commencement of any Interest Period, the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost of the Lender of making or maintaining the Loans at for such Interest Period, then the Lender shall give notice (the “Rate Determination Notice”) thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter, and,

(a)   during the thirty day period next succeeding the date of delivery of such Rate Determination Notice (the “Negotiation Period”), the Lender and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans for such Interest Period;

(b)   if at the expiry of the Negotiation Period, the Lender and the Borrower have agreed upon a Substitute Basis, then the Loans will accrue interest at a rate per annum equal to the Substitute Basis in effect from time to time plus the Applicable Margin until the circumstances giving rise to such Rate Determination Notice have ceased to apply and such substitute rate shall be retroactive to, and take effect from, the beginning of such Interest Period;

(c)   if, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid, the Loans will accrue interest at a rate per annum equal to the Base Rate plus 1.50%, until the circumstances giving rise to such Rate Determination Notice have ceased to apply and such substitute rate shall be retroactive to, and take effect from, the beginning of such Interest Period.

Section 2.10   Payments Generally.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s office in

Dollars and in immediately available funds not later than 4:00 p.m. (New York time) on the date specified herein.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

Section 2.11   Illegality.  If any Change in Law makes it unlawful, or any Governmental Authority of competent jurisdiction has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund the Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Loans at the LIBO Rate shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which the Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBO Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) all Loans shall commence to bear interest at the Base Rate (which shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBO Rate component of the Base Rate) plus 1.50%, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain the Loans bearing interest at the LIBO Rate to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans bearing interest at the LIBO Rate and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the LIBO Rate, the Lender shall, during the period of such suspension, compute the Base Rate without reference to the LIBO Rate component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such conversion of Loans from bearing interest at the LIBO Rate to the Base Rate, the Borrower shall pay to the Lender all accrued and unpaid interest on the amount so converted.

Section 2.12   Taxes.

(a)   Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall, to the extent permitted by Applicable Law, be made free and clear of and without deduction or withholding for any Taxes.  If, however, Applicable Law requires the Borrower or any Guarantor to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Applicable Law as determined by the Borrower or such Guarantor.

(b)   If the Borrower or any Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from any payment, then (i) the Borrower or such Guarantor shall withhold or make such deductions as are determined by the Borrower or such Guarantor to be required, (ii) the Borrower or such Guarantor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower or such Guarantor shall be increased by such additional amounts as necessary so that after any such required withholding or the making of all such required deductions (including withholding or deductions applicable to additional sums payable under this Section 2.12) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)   Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(d)   Without limiting the provisions of clause (a), (b) or (c) above, the Borrower shall, and does hereby indemnify the Lender, and shall make payment in respect thereof, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributed to amounts payable under this Section 2.12) withheld or deducted by the Borrower or any Guarantor or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)   Within 30 calendar days, upon request by the Lender, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 2.12, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or any other evidence available that is reasonably satisfactory to the Lender.

(f)   If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including the payment of additional amounts pursuant to this Section 2.12), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund).  Upon the request of the Lender, the Borrower shall repay to the Lender the amount paid over pursuant to this Section 2.12(f) (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event that the Lender is required to repay such refund to such taxation authority.  Notwithstanding anything to the contrary in this Section 2.12(f), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 2.12(f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower.

Section 2.13          Requirements of Law.

(a)   In the event that any Change in Law or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date hereof:

(i)   does or shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, any office of the Lender which are not otherwise included in the determination of the LIBO Rate; or

(ii)   does or shall impose on the Lender or the London interbank market any other condition affecting this Agreement or the Loans;

and the result of any of the foregoing is to increase the cost to the Lender or its lending office of making or maintaining advances or extensions of credit or to reduce any amount received or receivable hereunder, whether of principal, interest or otherwise (other than an increase in cost or reduction in amount attributable to Taxes, as to which Section 2.12 shall govern), in each case, in respect of the Loans, then, in any such case, the Borrower shall pay the Lender, within 30 days from demand, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)   If the Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)   A certificate of the Lender setting forth in reasonable detail the basis for the calculation of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.13 for any increased cost incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost and of its intention to claim compensation therefore. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.14   Mitigation Obligations.  If the Lender requests compensation under Section 2.13, or requires the Borrower or any Guarantor to pay any Indemnified Taxes or

additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.12, then the Lender shall (at the request of the Borrower or the Guarantor) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

Section 2.15   Breakage Costs.  The Borrower agrees to reimburse the Lender for any Breakage Costs.  The Borrower shall pay the Lender the amount shown as due on any certificate delivered by the Lender to the Borrower setting forth in reasonable detail Breakage Costs incurred within 30 days after receipt thereof.

Section 2.16   Survival.  The provisions of Sections 2.11, 2.12, 2.13 and 2.15 shall survive termination of the Commitment and the repayment of all Obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower and each Guarantor hereby represents and warrants to the Lender as of the Closing Date and on each Borrowing Date, that:

Section 3.1   Financial Condition; No Material Adverse Effect.  (a) The audited Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2010, including the related schedules and notes thereto, and the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 2011, including the related schedules and notes thereto, in each case, present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year and fiscal quarter, respectively, and results of their operations and the changes in their undistributed net assets for the fiscal year and fiscal quarter, respectively, then ended.

(b)           Since December 31, 2010, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.2   Existence and Qualification; Power.  The Borrower and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) but only with respect to any Material Subsidiary that is not a Guarantor, (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 3.3   Authorization; Enforceable Obligations; No Contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Loan Parties party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws.  The execution, delivery and performance of this Agreement and the other Loan Documents (i) are not in contravention of law or of the terms of any Loan Party's organizational documents, and (ii) will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower or any Guarantor is a party or by which it or its property may be bound or affected, except in the case referred to in this clause (ii), to the extent that such breach, default, Lien or payment would not reasonably be expected to have a Material Adverse Effect.

Section 3.4   Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Central Bank of Brazil, or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Agreement or any other Loan Document, which has not been duly obtained.

Section 3.5   No Material Litigation.  Except as set forth on Schedule 3.5, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower or any Guarantor, threatened by or against the Borrower or any of its Material Subsidiaries or affecting the Borrower or any of its Material Subsidiaries or any Properties or rights of the Borrower or any of its Material Subsidiaries, which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.6            Taxes.

(a)   The Borrower and each of its Material Subsidiaries has filed or caused to be filed all federal and state and local tax returns which are required to be filed by it, except where the failure to file such tax returns would not reasonably be expected to result in a Material Adverse Effect, and, except for (i) taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP or (ii) taxes the payment of which would not reasonably be expected to result in a Material Adverse Effect, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due; and

(b)   No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under the laws of any jurisdiction where any of the Loan Parties is located or created or any political subdivision or taxing authority thereof, assessed, levied or collected by any Governmental Authority thereof or therein either (A) on or by virtue of the execution of any Loan Document or (B) on any payment to be made by the Borrower or any

Guarantor pursuant to any Loan Document, except as set forth on Schedule 3.6 (as such Schedule may be supplemented or modified from time to time in connection with the addition of any Additional Guarantor as a party hereto pursuant to Section 5.5).

Section 3.7   Compliance with Laws.  The Borrower and each of its Material Subsidiaries are in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except (i) in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8   Intellectual Property; Licenses, Etc.  The Borrower and each of its Material Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict in any material respects with the rights of any other Person.  To the best knowledge of the Borrower and each Guarantor, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Material Subsidiaries infringes upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower or any Guarantor, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.9    Ranking.  The amounts outstanding hereunder will constitute unsecured, direct and unconditional obligations of the Borrower and the Guarantors, and shall rank at least pari passu with all other existing and future unsecured, unsubordinated indebtedness of the Borrower and the Guarantors, except for any obligations that have priority under applicable laws.

Section 3.10      Full Disclosure.  The reports, financial statements, certificates and other information furnished by or on behalf of the Loan Parties to the Lender in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, do not contain any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower and each Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.11      Form of Documents.  Each of the Loan Documents to which any Loan Party is a party is in proper legal form under the laws of the jurisdiction in which such Loan Party is organized for the enforcement thereof against such Loan Party under such laws; provided that, in the event of enforcement of any of the Loan Documents, including this Agreement, against any Guarantor, a translation of that document into the official language of the court presiding over such proceedings, prepared by a court-approved translator or other official translator may be required, in respect of which such Guarantor would have the opportunity to review and comment, and proceedings would thereafter be based upon the agreed upon translation.

Section 3.12      Environmental Matters.  Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) the properties presently owned, leased or operated by the Loan Parties and their Subsidiaries are in compliance with all Environmental Laws; (b) none of the Loan Parties nor any of their Subsidiaries has received any written complaint or notice of violation or liability under Environmental Laws with regard to any Loan Party or any Subsidiary thereof; (c) there are no administrative actions or judicial proceedings pending under any Environmental Law against any Loan Party or any Subsidiary thereof, and (d) none of the Loan Parties nor any of their Subsidiaries is subject to any Environmental Liability applicable to it.

Section 3.13 Use of Proceeds.  The Borrower will use the proceeds of the Loans for working capital and other lawful general corporate purposes.  No proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.

Section 3.14 Investment Company Act.  No Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 3.15 Anti-Terrorism; Sanctions.  To the knowledge of the Borrower and each Guarantor, no Loan Party nor any of their respective Subsidiaries: (i) is in violation of any applicable Anti-Terrorism Law; (ii) is a Designated Person; or (iii) is located, incorporated or ordinarily resident in a Designated Jurisdiction.

Section 3.16 Consolidated EBITDA of Guarantors.  As of the Closing Date, the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) for the period of four (4) fiscal quarters ended on June 30, 2011 represents at least 80% of Consolidated EBITDA of the Borrower for such period. No Subsidiary of any Guarantor included in the calculation of the Consolidated EBITDA of the Guarantors within any one Territory determined on a Combined/Consolidated Basis for such period accounts for 2% or more of the Consolidated EBITDA of the Guarantors within such Territory (calculated on a Combined/Consolidated Basis) for such period.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1   Conditions to Closing.  This Agreement and the obligations of the Lender to make Loans hereunder shall become effective on such date the Lender shall have received each of the following documents and the following conditions shall have been satisfied on or prior to such date (such date, the “Closing Date”), each of which shall be reasonably satisfactory to the Lender in form and substance (or such condition shall have been waived in writing by the Lender):

(a)   the Lender shall have received each Loan Document (other than any Guaranty Joinder Agreement) duly executed and delivered on behalf of the Borrower and each Guarantor, as applicable;

(b)   incumbency certificates evidencing the identity, authority and capacity of each officer of the Borrower and each Guarantor authorized to act on behalf of such Person in connection with this Agreement and the other Loan Documents to which such Person is a party;

(c)   favorable opinions of (i) Davis Polk & Wardwell LP, special New York counsel to the Loan Parties, (ii) Ritch Mueller, S.C., special Mexican counsel to Arcos Sercal Servicios, S.A. de C.V. and Arcos Sercal Inmobiliaria, S. de R.L. de C.V., (iii) TozziniFreire Advogados, special Brazilian counsel to Arcos Dourados Comércio de Alimentos Ltda., (iv) O’Neill & Borges, special Puerto Rican counsel to Arcos Dorados Puerto Rico and (v) NautaDutilh New York, P.C., special Dutch counsel to the Borrower, in each case substantially in the form attached hereto as Exhibits D-1, D-2, D-3, D-4 and D-5, respectively;

(d)   a certificate signed by the chief financial or accounting officer of the Borrower (A) confirming (1) that no Default or Event of Default shall have occurred and be continuing, (2) that the representations and warranties of the Loan Parties set out in the Loan Documents shall be (x) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Closing Date, or (y) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Closing Date and (B) accompanied by true and correct copies of organizational documents, resolutions and powers of attorney of each Loan Party and its legal representatives;

(e)   the Borrower and each Guarantor shall have delivered evidence that a process agent shall have accepted appointment to receive service of process on the Borrower and such Guarantor, in form and substance reasonably satisfactory to the Lender and, in the case of each Initial Mexican Guarantor, shall have delivered a power of attorney for lawsuits and collections granted by such Initial Mexican Guarantor, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Lender, appointing such process agent to act as such on behalf of such Initial Mexican Guarantor; and

(f)   the Borrower shall have paid all fees and other amounts due and payable on or before the Closing Date by the Borrower to the Lender (including fees and expenses of counsel to the Lender) to the extent invoiced to the Borrower prior to the Closing Date.

Section 4.2    Conditions to each Borrowing.  The obligation of the Lender to make a Loan is subject to the satisfaction, unless waived in writing by the Lender, of the further conditions precedent that:

(a)   the Closing Date shall have occurred;

(b)       the Lender shall have received a Borrowing Notice in accordance with Section 2.2;

(c)   the representations and warranties of the Loan Parties set out in the Loan Documents shall be (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Borrowing Date, or (B) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the Borrowing Date; provided, that for purposes of this Section 4.2(c), the representation and warranty of the Borrower contemplated in Section 3.1(a) shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender hereunder;

(d)   the sum of the outstanding principal amount of the Loans plus the amount of the requested Loan shall be equal to or less than the Aggregate Commitment Amount; and

(e)   immediately prior and after the borrowing of the Loan on the Borrowing Date, no Default or Event of Default shall have occurred and be continuing.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have been determinate and all Obligations of the Borrower under the Loan Documents have been paid in full:

Section 5.1    Financial Statements and Other Information.  The Borrower shall furnish to the Lender:

(a)   as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

(b)   as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related Consolidated statement of income for such quarter and for the portion of the Borrower’s fiscal year then ended, and the related Consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments and the absence of footnotes) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP applied on a consistent basis;

(c)   concurrently with the delivery of the financial information pursuant to clauses  (a) and (b) above, a compliance certificate substantially in form of Exhibit C hereto, executed by the chief financial or accounting officer of the Borrower, (i) certifying to the best of his knowledge, that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) showing compliance with Sections 5.5 and 6.6;

(d)   promptly upon the Borrower’s or any Guarantor’s obtaining knowledge of any Default or Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof;

(e)   promptly upon any Loan Party entering into any Indebtedness in excess of the equivalent of $40,000,000, copies of the transaction documents related to such Indebtedness;

(f)   from time to time such additional information regarding the financial condition or business of the Borrower and the Material Subsidiaries as the Lender may reasonably request; provided that the Borrower shall not be required to provide pursuant to this Section 5.1(f) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by the Borrower); and

(g)   within five Business Days from any Loan Party’s obtaining knowledge thereof, notice of (i) any breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Material Subsidiary thereof; (ii) the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Material Subsidiary thereof and any Governmental Authority, including relating to tax events and liabilities; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Material Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case, only if such event or development has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 5.1(d) or (g) shall be accompanied by a statement of the chief financial officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the applicable Subsidiary has taken and proposes to take with respect thereto and, if applicable, shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Documents required to be delivered pursuant to Section 5.1(a) or 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's Web site on the Internet at the website address provided to the Lender pursuant to Section 9.4, or (ii) on which such documents are posted on the Guarantor's behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents.

Section 5.2    Other Affirmative Covenants.  Each Loan Party shall (and the Borrower shall cause each Material Subsidiary to):

(a)   (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (ii) take all reasonable action to maintain all material rights, privileges, permits and licenses and necessary or desirable in the ordinary course of its business, and (iii) preserve or renew those registered patents, trademarks, trade names and service marks reasonably necessary in the ordinary course of its business, in each case, except in the case of any Loan Party, unless such failure to preserve, renew or maintain would not reasonably be expected to result in a Material Adverse Effect;

(b)   comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities unless such failure to comply would not reasonably be expected to result in a Material Adverse Effect;

(c)   pay and discharge when due all obligations including taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained and unless any such failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect;

(d)   maintain all of its material properties owned or used in its business in good working order and condition ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(e)   maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(f)   maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and material matters involving its assets and business and the assets and businesses of its respective Subsidiaries;

(g)   following the occurrence and during the continuance of any Event of Default, permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs and the business and affairs of its Subsidiaries with its officers and directors; provided that the Borrower shall not be required to provide pursuant to this Section 5.2(g) any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by the Borrower).

Section 5.3    Use of Proceeds.  The Borrower shall use proceeds of the Loan solely for working capital and other general corporate purposes and not use such Loan proceeds for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X.

Section 5.4    Rank of Obligations.  Each Loan Party shall cause the Obligations in respect of outstanding amounts under this Agreement and the other Loan Documents to rank at least pari passu with all other existing and future unsecured indebtedness of each Loan Party and to constitute direct, unconditional and unsubordinated obligations of each Loan Party, except for any obligations that have priority under applicable laws.

Section 5.5    Subsidiaries.

(a)   If as of the last day of any fiscal quarter of the Borrower (for purposes of this Section 5.5, the “reference date”), the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) as of the reference date for the period of four (4) fiscal quarters preceding such reference date (for purposes of this Section 5.5, the “reference period”), represents less than 80% of Consolidated EBITDA of the Borrower for the reference period, the Borrower shall, at its sole cost and expense, within thirty (30) days following the earliest of the date when financial statements (a) are actually delivered (or otherwise made available) with respect to such fiscal quarter or (b) required to be delivered pursuant to Section 5.1(a) or (b) with respect to such fiscal quarter, cause one or more Subsidiaries to become party to this Agreement as a Guarantor by (i) executing a Subsidiary Joinder Agreement and (ii) delivering (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives, (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Lender and (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Lender, appointing such process agent to act as such on behalf of such Subsidiary, such that the Consolidated EBITDA of Guarantors party to this Agreement (including such new Guarantor(s) on a pro forma basis) (in each case, calculated on a Combined/Consolidated Basis) represents 80% or more of Consolidated EBITDA of the Borrower for the reference period.

(b)   If as of any reference date, (i) the portion of the Consolidated EBITDA of any Guarantor party to this Agreement (calculated on a Combined/Consolidated Basis) for the period of four (4) fiscal quarters preceding such reference date attributable to any Non-Guarantor Subsidiary of such Guarantor with operations within the same Territory as such Guarantor (such Subsidiary, a “Contributing Subsidiary”) represents 2% or more of the Consolidated EBITDA of the Guarantors within such Territory (calculated on a Combined/Consolidated Basis), and (ii) the Consolidated EBITDA of the Guarantors party to this Agreement (calculated on a Combined/Consolidated Basis) as of the reference date for such reference period would represent less than 80% of Consolidated EBITDA of the Borrower for the reference period if the relevant amounts attributable to such Contributing Subsidiary included in the Consolidated EBITDA of the Guarantors within its Territory (calculated on a Combined/Consolidated Basis) were to be excluded from the calculation of Consolidated EBITDA from the Guarantors within such Territory (on a Combined/Consolidated Basis), the Borrower shall, at its sole cost and expense, within thirty (30) days following the earliest of the date when financial statements (a) are actually delivered (or otherwise made available) with respect to such fiscal quarter or (b) required to be delivered pursuant to Section 5.1(a) or (b) with respect to such fiscal quarter, cause each such Contributing Subsidiary (or, if such Contributing Subsidiary is an Excluded Subsidiary, one or more other Subsidiaries for which the portion of Consolidated EBITDA of the Borrower attributable to such Subsidiary or Subsidiaries for the applicable reference period represented at least the same percentage of the Consolidated EBITDA of the Borrower as the percentage represented by the portion attributable to any such Contributing Subsidiary), to become party to this Agreement as a Guarantor by (i) executing a Subsidiary Joinder Agreement and (ii) delivering (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives, (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Lender and (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Lender, appointing such process agent to act as such on behalf of such Subsidiary.

(c)   The Borrower may, at its sole cost and expense, at any time and from time to time, cause any Subsidiary of the Borrower to become an Additional Guarantor by executing and delivering to the Administrative Agent (i) a duly executed Subsidiary Joinder Agreement and (ii) (A) an incumbency certificate evidencing the identity, authority and capacity of each officer of such Subsidiary authorized to act on behalf of such Person in connection with this Agreement, (B) true, correct and complete copies of organizational documents, resolutions and powers of attorney of such Subsidiary and its legal representatives, (C) evidence of acceptance of appointment of a process agent to receive service of process for such Subsidiary in form and substance satisfactory to the Lender and (D) in the case of any such Subsidiary organized under the laws of Mexico, a power of attorney for lawsuits and collections granted by such Subsidiary, certified by a Mexican notary public, in form and substance reasonably satisfactory to the Lender, appointing such process agent to act as such on behalf of such Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall (and the Borrower will not permit any Material Subsidiary to):

Section 6.1    Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than:

(a)       Liens pursuant to any Loan Document;

(b)           Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)   pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(e)   Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, customs duties, performance bonds, government performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the applicable Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g)   Liens securing any judgments for the payment of money not constituting an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired; or

(h)   (i) licenses, sublicenses, leases or subleases granted by the Borrower, any Guarantor or any Material Subsidiary to other Persons not materially interfering with the conduct of the business of such Borrower, Guarantor or Material Subsidiary and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Agreement to which the applicable Person is a party;

(i)   Liens upon specific items of inventory or other goods and proceeds of the applicable Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)   Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the applicable Person in the ordinary course of business of such Person or its Subsidiaries;

(k)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(l)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the applicable person, including rights of offset and set-off;

(m)     deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the applicable Person and any Liens thereon;

(n)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(o)      Liens securing the obligations of the applicable Person pursuant to Hedging Obligations;

(p)      Liens securing any Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under this Section 6.1 not incurred pursuant to clause (s) or (u) hereof; provided that such new Liens:

(i)   are no less favorable to the Lender and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and

(ii)   do not extend to any property or assets other than the property or assets securing the Indebtedness refinanced by such refinancing Indebtedness;

(q)   Liens securing Indebtedness or other obligations of a Material Subsidiary owing to the Borrower, any Guarantor or another Material Subsidiary and permitted to be incurred under this Agreement;

(r)   Liens securing acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant merger, consolidation or amalgamation; provided that (i) such Liens secured such acquired Indebtedness at the time of and prior to the incurrence of such acquired Indebtedness by the applicable Person and were not granted in connection with, or in anticipation of the incurrence of such acquired Indebtedness by such Person, and (ii) such Liens do not extend to or cover any property of the applicable Person other than the property that secured the acquired Indebtedness prior to the time such Indebtedness became acquired Indebtedness of such Person and are no more favorable to the lienholders than the Liens securing the acquired Indebtedness prior to the incurrence of such acquired Indebtedness by such Person;

(s)   purchase money Liens securing purchase money Indebtedness or Capital Lease Obligations incurred to finance the acquisition or leasing of property of the applicable Person used in the business of the Borrower and its Subsidiaries; provided that (i) the related purchase money Indebtedness does not exceed the cost of such property and will not be secured by any property of the applicable Person other than the property so acquired and (ii) the Lien securing such Indebtedness will be created within 365 days of such acquisition;

(t)   Liens arising under any Permitted Receivables Financing;

(u)   Liens securing an amount of Indebtedness outstanding at any one time not to exceed the greater of (i) U.S.$50,000,000 (or the equivalent in other currencies) or (ii) 7.5% of Consolidated Total Assets;

(v)   Liens on the Capital Stock of any Subsidiary (other than any Material Subsidiary);

(w)      Liens under the CS L/C Documents;

(x)   Liens in favor of McDonald’s Latin America created pursuant to the McDonald’s Security Documents and the McDonald’s Mortgages;

(y)      the interest of McDonald’s Latin America, as franchisor under the Franchise Documents; or

(z)   Liens existing on the Closing Date and any extension, renewal or replacement thereof, other than Liens pursuant to any Loan Document.

Section 6.2    [Reserved.]

Section 6.3    Fundamental Changes.

(a)   Enter into any merger, consolidation or amalgamation in which (i) the Borrower or a Guarantor is not the surviving entity, or (ii) if any Guarantor merges with the Borrower, the Borrower is not the surviving entity, or (iii) any Person merges, consolidated or amalgamates with and into any Guarantor and (except as set forth in the preceding clause (a)(ii)) the surviving entity is not a Guarantor or does not become an Additional Guarantor in accordance with the provisions of Section 5.5(b).

(b)   Enter into any merger, consolidation or amalgamation of the Borrower whereby the Borrower’s Consolidated Net Worth less its tangible assets immediately after giving effect to any such transaction would be less than the Borrower’s Consolidated Net Worth less its tangible assets immediately prior to any such transaction.

(c)   Sell, assign, lease, transfer or otherwise dispose of all or substantially all of the Borrower’s or any Guarantor’s business or Property, other than any sale, assignment, lease, transfer or other disposition of Property (i) by the Borrower to (A) any Guarantor or (B) or any other Person that substantially concurrently with such sale, assignment, lease, transfer or other disposition of the business or Property of a Guarantor shall become an Additional Guarantor in accordance with the provisions of Section 5.5(b) or (ii) by any Guarantor of its business or Property to (A) any other Guarantor, (B) the Borrower, or (C) any other Person that substantially concurrently with such sale, assignment, lease, transfer or other disposition of the business or Property of a Guarantor shall become an Additional Guarantor in accordance with the provisions of Section 5.5(b); provided that any sale, assignment, lease, transfer or other disposition of all or substantially all of the Borrower’s or any Guarantor’s business or Property to any Subsidiary that is not a Guarantor that is immediately followed as part of a series of related transactions by another sale, assignment, lease, transfer or other disposition of such business or Property to a

Guarantor or another Person that substantially concurrently shall become a Guarantor shall not constitute a breach of this Section 6.3(c).

Section 6.4    Affiliate Transactions.  Enter into any transaction with (i) any of its Affiliates or (ii) any other Person holding more than 20% or more of any of the Borrower’s Capital Stock, unless:

(a)   the terms of such transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower;

(b)   in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $15,000,000 (or the equivalent in other currencies), the terms of such transaction will be set forth in an officers’ certificate delivered to the Lender stating that such transaction complies with clause (a) above; and

(c)   in the event that such transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $20,000,000 (or the equivalent in other currencies), the terms of such transaction will be approved by a majority of the members of the Borrower’s Board of Directors (including a majority of the disinterested members thereof), the approval to be evidenced by a board resolution stating that the Board of Directors of the Borrower has determined that such transaction complies with clause (a) above;

provided that the provisions of this Section 6.4 shall not apply to:

(iii)     transactions with or among the Borrower and any Subsidiary or between or among Subsidiaries;

(iv)     reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of the Borrower or any Subsidiary;

(v)      transactions undertaken pursuant to the terms of any agreement or arrangement to which the Borrower or any of its Subsidiaries is a party as of or on the Closing Date, as these agreements or arrangements may be amended, modified, supplemented, extended, renewed or replaced from time to time; provided that any future amendment, modification, supplement, extension, renewal or replacement entered into after the Closing Date will be permitted to the extent that its terms are not more materially disadvantageous to the Lender than the terms of the agreements or arrangements in effect on the Closing Date;

(vi)     the entering into of a customary agreement providing registration rights to the shareholders of the Borrower and the performance of such agreements;

(vii)    transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by the Borrower’s Board of Directors in good faith;

(viii)   any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(ix)      dividends or distributions payable in Capital Stock of the Borrower; dividends or distributions payable to the Borrower and/or a Subsidiary; or dividends, distributions or returns of capital made on a pro rata basis to the Borrower and its Subsidiaries, on the one hand, and minority holders of Capital Stock of a Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(x)   sales of accounts receivable, or participations therein, or any related transaction, in connection with any receivables financing;

(xi)      loans and advances to officers, directors and employees of the Borrower or any Material Subsidiary in the ordinary course of business and not exceeding U.S.$10,000,000 (or the equivalent in other currencies) outstanding at any one time; and

(x)           Investments by the Borrower or any of its Subsidiaries, in an aggregate amount at the time of such Investment not to exceed the greater of U.S.$30 million and 2.5% of Consolidated Total Assets of the Borrower at the time of Investment (or the equivalent in other currencies), outstanding at any one time (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

Section 6.5    Lines of Businesses.  Engage in any line of business substantially different from those lines of business conducted by the Borrower and its Material Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 6.6    Consolidated Net Indebtedness to EBITDA Ratio.  Permit the Consolidated Net Indebtedness to EBITDA Ratio to be, as of the last day of any fiscal quarter of the Borrower, greater than 2.50 to 1.

Section 6.7    Anti-Terrorism; Sanctions.

(a)   Knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)   Knowingly permit (i) any of the funds or assets used to repay the Loan or any other amounts due to the Lender hereunder to constitute property of, or to be beneficially owned directly or indirectly by, any Designated Person or (ii) any Designated Person to have any direct or indirect interest in any Loan Party or Material Subsidiary that would constitute a violation of any applicable Anti-Terrorism Laws.

(c)   Knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the applicable prohibitions set forth in any Anti-Terrorism Law.

(d)   Use, directly or indirectly, the proceeds of the Loan to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund activities of or business with any Designated Person or any person or business located in a Designated Jurisdiction.

(e)   Knowingly participate in or facilitate, or permit any Subsidiary or officer, director, employee or agent thereof that is a United States Person for purposes of Sanctions, to knowingly participate in or facilitate transactions or business planning involving any Designated Person or any Designated Jurisdiction that would violate any applicable Sanctions (solely for purposes of this Section 6.7(e), “Sanctions” refers only to sanctions administered by OFAC).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1    Events of Default.  Upon the occurrence and during the continuance of any of the following events:

(a)   the Borrower shall fail to (i) pay any principal or any portion thereof, of any Loan when due in accordance with the terms hereof or (ii) pay any interest, fee or any other amount, or any portion thereof, payable under any Loan Document within five (5) days after any such amount becomes due in accordance with the terms thereof; or

(b)   any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver thereunder), shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

(c)   the Borrower shall default in the observance or performance of any agreement contained in Section 5.1(a), (b), (c) or (d) or Article VI of this Agreement; or

(d)   any Loan Party shall default in the observance or performance of any other covenant or agreement contained in any Loan Document (other than those specified in clause (a) or (c) of this Section 7.1) and such default shall continue unremedied for a period of 30 days after the Borrower’s receipt of written notice of such default from the Lender; or

(e)   the Borrower or any of its Material Subsidiaries (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $40,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (ii) shall not apply to Indebtedness that is required to be repaid or redeemed as a result of the voluntary sale or transfer of property or assets unless such Indebtedness is not paid within the time period provided for such repayment or redemption in, or such repayment or redemption requirement is not waived in accordance with the terms of, the documentation governing such Indebtedness; or

(f)   (i) any Loan Party is unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, conciliador or similar officer is appointed with respect to the Borrower or any Material Subsidiary or their respective Property without the application or consent of the Borrower or such Material Subsidiary (as applicable) and the appointment continues undischarged or unstayed for 60 calendar days; or (iv) any proceeding under Debtor Relief Laws relating to the Borrower or any Material Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Material Subsidiary (as applicable) and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)   One or more final non-appealable, judgments or orders against the Borrower or any Material Subsidiary is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of $40,000,000 (determined in each case net of recoveries from insurance companies not contesting coverage) and such judgment or order remains unsatisfied without procurement of a stay of execution within 60 calendar days after the date of entry of judgment; or

(h)   a Change of Control shall occur; or

(i)   any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of the Obligations hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, illegal, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than by reason of the satisfaction in full of the Obligations hereunder); or any Loan Party challenges the validity of or purports to revoke, terminate or rescind any Loan Document.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable,  all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

ARTICLE VIII

GUARANTY

Section 8.1            Guaranty.

(a)   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby, jointly and severally, as primary obligor and not merely as surety, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the payment Obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due) under the Loan Documents.  Upon the failure by the Borrower to pay punctually any of its Obligations, the Guarantors (jointly and severally) shall immediately pay the amount not so paid. The obligations of the Guarantors under this Article shall constitute a guaranty of payment and not merely a guaranty of collection.

(b)   All payments by any Guarantor under this Article shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments free and clear of, and without deduction for, any Taxes (including withholding taxes) in the manner provided in Section 2.12 and (ii) the obligation to pay interest at the rates set forth in Section 2.6(b).

Section 8.2    Guaranty Unconditional.  The obligations of the Guarantors under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any reason, including:

(a)   any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation(s) and/or the Commitment under the Loan Documents, by operation of law or otherwise,

(b)   any modification or amendment of or supplement to this Agreement or any other Loan Document,

(c)   any change in the existence, structure or ownership of the Borrower or any other Credit Party, or any event described in Section 7.1(f) with respect to any Person,

(d)   the existence of any claim, set-off or other rights that a Guarantor may have at any time against the Borrower, any other Loan Party, the Lender or any other Person, whether in connection herewith or any unrelated transactions,

(e)   any invalidity, irregularity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the payment by the Borrower or any other Loan Party of any of the Obligations, or

(f)   any other act or omission to act or delay of any kind by the Borrower and/or any other Loan Party, the Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of (or defense against) the Obligations and the Guarantors’ obligations under this Article other than prior payment of the Obligations.

Section 8.3    Discharge only upon Payment in Full; Reinstatement in Certain Circumstances.  The Guarantors’ obligations hereunder shall remain in full force and effect until all of the payment Obligations shall have been paid in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of a Loan Party or any other Person or otherwise, then the Guarantors’ obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time and each Guarantor hereby expressly waives the benefit of any statute of limitations or prescriptive term affecting the Guarantor’s liability in respect thereof.

Section 8.4    Waivers by the Guarantors.

(a)   Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guaranty provided in this Article and notice of any liability to which this Guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of the Lender against the Borrower and/or any other Guarantor, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Borrower and/or any other Guarantor to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Obligations guaranteed hereby (including the Borrower, any other Guarantor and any other guarantor thereof from time to time) except any of the foregoing as may be expressly required hereunder, (iii) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever and (iv) any requirement that the Lender exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against a Loan Party or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral.

(b)   If, and to the extent that, Brazilian law shall be deemed to apply to any or all of any Brazilian Guarantor’s obligations hereunder, for those purposes:

(i)   each Brazilian Guarantor agrees that its obligations to make payment hereunder shall be deemed to be a first demand obligation (garantia exigível à primeira demanda) to fulfill and comply with, as a joint and several responsibility

(responsabilidade solidária), all of the outstanding obligations assumed by the Borrower under the Agreement, in the capacity of a “FIADOR E PRINCIPAL PAGADOR, solidariamente responsável” with the Borrower, in connection therewith.  In addition, for such purposes, each Brazilian Guarantor hereby expressly (A) waives and renounces the benefit of order (benefício de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with Articles 827 et seq. of the Brazilian Civil Code and (ii) recognizes that this Guaranty shall not be considered as a limited instrument of guarantee, for the purposes of Article 822 of the Brazilian Civil Code; and

(ii)   each Brazilian Guarantor expressly waives the benefits set forth in Articles 364, 366, 821, 827, 830, 831, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and Article 595 of the Brazilian Code of Civil Procedure.

(c)   Each Mexican Guarantor hereby waives, to the extent applicable, any rights to the benefits of orden, excusión, división, quita and espera arising from Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2839, 2840, 2845, 2846, 2847 and any other related or applicable Articles that are not explicitly set forth herein because of the Subsidiary Guarantor’s knowledge thereof, of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and for the Federal District of Mexico.

Section 8.5    Subrogation.  Upon a Guarantor’s making payment with respect to any obligation under this Article, such Guarantor shall be subrogated to the rights of the payee against the Borrower (or the other obligor) with respect to such obligation; provided, that such Guarantor shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against the Borrower (or such other obligor) so long as any Obligations (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or the Commitment remains outstanding.

Section 8.6    Stay of Acceleration.  If acceleration of the time for payment of any Obligations is stayed due to any event described in Section 7.1(f), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantors hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Right of Set-Off.  Without limiting any of the obligations of any Loan Party or the rights of the Lender hereunder, if any Loan Party shall fail to pay when due (whether at stated maturity, by acceleration or otherwise), by the expiration of the grace period provided by Section 7.1(a) (if any), any amount payable by it hereunder, then (to the extent not in violation of applicable law) the Lender may, without prior notice to any Loan Party (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and apply against such amount any and all general deposits (time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by the Lender or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Loan Party.  The Lender shall promptly provide notice of any such set-off by it to the Borrower; provided, that failure by the Lender to provide such notice shall not give any Loan Party any cause of action or right to damages or affect the validity of such set-off and application.

Section 9.2    New York Time.  All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of New York, New York unless otherwise expressly provided herein or therein.

Section 9.3    Amendments; Waivers.  No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by any Loan Party shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender and the Borrower or the applicable Loan Party, as the case may be, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.  The remedies provided for herein are cumulative and not exclusive of any remedies provided by law.

Section 9.4            Notices.

(a)   Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party.  Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete.  All notices and other communications sent by the other means listed in the first sentence of this Paragraph shall be effective upon receipt.  Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Section 2.2 shall be effective only upon receipt.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)   The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings and continuations) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other communications may be recorded and each party hereby consents to such recording.

Section 9.5    Successors and Assigns.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign its rights and obligations hereunder.  The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person, with the Borrower’s prior written consent (provided that such consent (x) shall not be unreasonably withheld or delayed and (y) shall not be required with respect to any assignment made following the occurrence and during the continuance of any Event of Default) and, provided further, that if such assignment constitutes the first loan extended by such person to the Borrower under this Agreement, the amount assigned must be at least the Dollar equivalent of €100,000, and (ii) grant to any other Person participating interests in all or any part of its rights and obligations hereunder in the case of this clause (ii) without notice to, or consent of, the Borrower or any other Loan Party.  Upon the sale by the Lender of a participation to any third party, (1) the Lender’s obligations under this Agreement shall remain unchanged, (2) the Lender shall remain solely responsible to the Loan Parties for the performance of such obligations and (3) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement without obtaining the consent of the participant; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that shall (a) extend the Commitment Termination Date or increase the Aggregate Commitment Amount, (b) postpone any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lender hereunder, (c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or (d) release any Guarantor or amend, modify or waive the provisions of Section 5.5 or Article VII if the effect of any such release, amendment, modification or waiver would be to release all or a substantial portion of the Guaranty.  The Loan Parties agree to execute any documents reasonably requested by the Lender in connection with any such assignment.  All information provided by or on behalf of any Loan Party to the Lender or its Affiliates may be furnished by the Lender to its Affiliates and to any actual or proposed assignee or participant, subject to Section 9.16 below.  In no case shall the Loan Parties be responsible for any direct or indirect increases in costs, taxes or other expenses caused by assignments or the grant of participations to third parties as provided in this Section 9.5 in excess of those which would have been payable had there been no assignment or participation unless such assignment was made or participation sold following the occurrence and during the continuance of any Event of Default.

Section 9.6    Reimbursement of Costs and Expenses.  The Borrower shall pay the Lender, on demand, all reasonable and documented out-of-pocket expenses (including the reasonable fees and disbursement of one external legal counsel in each relevant jursidiction) incurred by the Lender in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Loan Document or any other instruments or agreements executed in connection herewith.  The agreements in this Section 9.6 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents.  All amounts due under this Section 9.6 shall be payable promptly and in any event within ten (10) days after demand therefor.

Section 9.7    Indemnification.  Without duplication of Section 2.12(d) (which shall solely govern with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim), the Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of external counsel for any Indemnitee (limited, so long as there is no conflict of interest between or among any Indemnitees, to the fees, charges and disbursements of one external counsel for all Indemnitees in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Material Subsidiary, or any Environmental Liability related in any way to the Borrower or any Material Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document if the Borrower or such Loan Party has obtained a final non-appealable judgment in its favor in respect of such claim as determined by a court of competent jurisdiction.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  The agreements in this Section 9.7 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents.  All amounts due under this Section 9.7 shall be payable within ten (10) days after demand therefor.

Section 9.8    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.9    Counterparts.  This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

Section 9.10      Governing Law; Jurisdiction.  THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF AND ANY COURT IN ITS RESPECTIVE DOMICILE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11      Jury Trial Waiver.  EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.12      Process Agent Appointment.  FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AS OF THE DATE HEREOF NATIONAL REGISTERED AGENTS, INC. (THE “AGENT”) WITH OFFICES CURRENTLY LOCATED AT 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NEW YORK 10001, AS ITS AGENT FOR SERVICE OF PROCESS.  IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF

MANHATTAN, EACH LOAN PARTY SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE LENDER THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON SUCH LOAN PARTY AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH GUARANTOR SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.  EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS PROVIDED PURSUANT TO SECTION 9.4.  WITH RESPECT TO EACH LOAN PARTY, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO THE AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY SUCH LOAN PARTY IN ACCORDANCE WITH THIS AGREEMENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON TO THE AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS.

Section 9.13   Waiver of Immunity.  To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, such Loan Party each hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.  The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by applicable law.

Section 9.14   USA PATRIOT Act.  The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act.  Each Loan Party shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable "know your customer" an anti-money laundering rules and regulations, including the Act

Section 9.15   Judgment Currency.  All payments made under this Agreement and any notes shall be made in Dollars, the “Agreement Currency”), and, if for any reason any payment made hereunder or under any Loan Document is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Lender, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Lender to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any

Loan Document, the Borrower shall, as a separate and independent obligation of the Borrower, indemnify the Lender and hold the Lender harmless from and against the amount of such shortfall.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender, the Lender agrees to repay such excess to the Borrower.  As used in this Paragraph, the term “Rate of Exchange” means the rate at which the Lender is able on the relevant date in accordance with normal banking procedures to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and out-of-pocket costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.

Section 9.16   Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any examination of the Lender  provided that the Lender shall, unless prohibited by any requirement of law, notify the Borrower of any disclosure pursuant to this clause (b) as far in advance as is reasonably practicable under such circumstances, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to the extent reasonably required (determined solely in the judgment of the Lender) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section for the benefit of the Borrower, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (h) to any other party hereto.  For the purposes of this Section, “Information” means all information (x) received from the Borrower or any other Loan Party relating to the Borrower or any other Loan Party or its business or (y) obtained by the Lender based on a review of the books and records of the Borrower or any of its Subsidiaries, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Loan Party or is independently developed by the Lender without reference to the Information; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17   Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ARCOS DORADOS B.V., as Borrower

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

ARCOS SERCAL SERVICIOS, S.A. DE C.V., as a Guarantor

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

ARCOS SERCAL INMOBILIARIA, S. DE R.L. DE C.V., as a Guarantor

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

ARCOS DOURADOS COMERCIO DE ALIMENTOS, LTDA., as a Guarantor

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

ARCOS DORADOS PUERTO RICO, INC., as a Guarantor

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

GOLDEN ARCH DEVELOPMENT CORPORATION, as a Guarantor

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Attorney-in-Fact

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Arcos Dorados B.V., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Arcos Sercal Servicios, S.A. de C.V., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Arcos Sercal Inmobiliaria, S. de R.L. de C.V., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Arcos Dourados Comercio de Alimentos, Ltda., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Arcos Dorados Puerto Rico, Inc., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this 3rd day of August, 2011, before me, a notary public within and for said county, personally appeared Diego Pace to me personally known who being duly sworn, did say that he is the Attorney-in-Fact of Golden Arch Development Corporation, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Margaret A. DiSarro

Title:     Notary Public, State of New York
No. 01DI4755968
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires Nov. 30, 2014

LENDER:

BANK OF AMERICA, N.A., as Lender

By:	/s/ Juan Pablo Cuevas
	Name:	Juan Pablo Cuevas
	Title:	Managing Director

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this third day of August 2011, before me, a notary public within and for said county, personally appeared Juan Pablo Cuevas to me personally known who being duly sworn, did say that he is the Managing Director of Bank of America, N.A., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said persons.

By:	/s/ Sovanni Bun

Title:     Notary Public, State of New York
No. 01BU6210699
Qualified in New York County
Commission Expires August 24, 2013

Schedule 1.1

Material Subsidiaries

Arcos Dorados Argentina S.A.
Arcos Dourados Comércio de Alimentos Ltda.
Arcos Sercal Servicios, S.A. de C.V.
Arcos Sercal Inmobiliaria, S. de R.L. de C.V.
Arcos Dorados Puerto Rico, Inc.
Golden Arch Development Corporation

Schedule 3.5

Certain Material Litigation

The proceedings described under the heading “Legal Proceedings − Puerto Rican Franchisees” in the registration statement of Arcos Dorados Holdings Inc. filed with United States Securities and Exchange Commission on March 25, 2011, as amended.

Schedule 3.6

Certain Taxes

Brasil
(i)           There is no express provision in Brazilian tax laws as of the date hereof regarding the taxation applicable to payments of foreign third party debts. Tax authorities in Brazil may interpret that income tax withholding applies in case the Brazilian Guarantor is required to make payments due under any Loan Document. In line with that interpretation, withholding income tax would be due at a rate of 15% (fifteen percent), or 25% (twenty five percent), in case the beneficiary is domiciled in a country that does not impose taxes on income or which imposes taxes on income at a maximum rate lower than 20% (twenty percent) – tax haven jurisdiction. In addition, a Tax on Foreign Exchange Transaction (“IOF/FX”) would be applicable should the Brazilian Guarantor be required to make any payment under the Loan Document. IOF/FX is a federal tax levied on the conversion of foreign currency into Brazilian Reais and vice-versa. On the date of the Credit Agreement, the applicable IOF rate for most types of foreign exchange transactions is 0.38% (zero point three eight percent). IOF/FX rate may be changed at any time, up to a maximum of 25%, upon discretion of the President of Brazil. Any such increase, although immediately applicable, would only apply to future transactions and would not be retroactive.

Mexico
Payments of interest made by any Guarantor that is a Mexican Subsidiary to a Lender that is a non-resident of Mexico for tax purposes, will be subject to withholding taxes imposed under the laws of Mexico.

Puerto Rico
(i)
Payments of interest by a Guarantor organized under the laws of Puerto Rico will not be subject to Puerto Rico income tax withholding at source provided the recipient of the interest is  (a) a corporation or partnership organized under the laws of a jurisdiction other than Puerto Rico, (b) not engaged in trade or business in Puerto Rico for Puerto Rico income tax purposes and (c) not a related person of the Borrower or any Guarantor within the meaning of Sections 1092.01(a)(3) and 1010.05 of the Internal Revenue Code for the New Puerto Rico and (ii) payments of fees under the Loan Agreement to entities not engaged in trade or business in Puerto Rico for Puerto Rico income tax purposes will not be subject to Puerto Rico income tax withholding at source provided the services being compensated are rendered outside Puerto Rico

(ii)
Payments of interest made by a Guarantor organized under the laws of Puerto Rico to a Lender that is a related party of the Borrower or any Guarantor within the meaning of Sections 1092.01(a)(3) and 1010.05 of the PR Code will be subject to a 29% Puerto Rico income tax withholding at source.

(iii)
Payments to entities not organized under the laws of Puerto Rico that are nonresident of Puerto Rico for Puerto Rico tax purposes constituting fees for services rendered in Puerto Rico will be subject to a 29% Puerto Rico income tax withholding at source.

2

EXHIBIT A

FORM OF BORROWING NOTICE

Date:  ___________, _____

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, and Bank of America, N.A. (the “Lender”).

The undersigned hereby requests a Borrowing of Loans as follows:

1.           On                                                                (a Business Day).

2.           In the amount of $                                                              .

The undersigned hereby certifies that:

a.           The Borrowing requested herein complies with Section 2.1 of the Agreement.

b.           The representations and warranties of the Loan Parties set out in the Loan Documents are (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the date of the Borrowing, or (B) if any such representation and warranty is not so qualified, true and correct in all material respects on and as of the date of the Borrowing; provided, that the representation and warranty of the Borrower contemplated in Section 3.1(a) of the Credit Agreement shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender under the Credit Agreement.

c.           Immediately prior and after the borrowing of the Loan on the date of the Borrowing requested hereby, no Default or Event of Default shall have occurred and be continuing.

d.           The sum of the outstanding principal amount of the Loans plus the amount of the Loan requested hereby is equal to or less than the Aggregate Commitment Amount.

Form of Borrowing Notice

ARCOS DORADOS B.V.

By:
Name:
	Title:	Attorney-in-Fact

Form of Borrowing Notice

EXHIBIT B

FORM OF NOTE

August 3, 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), on the Maturity Date (or such earlier date as the Loans may become due pursuant to the terms of the Agreement referred to below) in accordance with the provisions of the Agreement the principal amount of fifty million (U.S.$50,000,000), or such lesser principal amount of Loans due and payable by the Borrower to the Lender on the Maturity Date (or such earlier date as the Loans may become due pursuant to the terms of the Agreement) under that certain Credit Agreement, dated as of August 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s office pursuant to Section 2.10 of the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARCOS DORADOS B.V.

By:
Name:
	Title:	Attorney-in-Fact

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, and Bank of America, N.A. (the “Lender”).

The undersigned Chief Financial Officer hereby certifies (in its capacity as an officer of the Borrower and not in his/her personal capacity) as of the date hereof that he/she is the                                                                                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered the year-end audited financial statements required by Section 5.1(a) of the Agreement for the fiscal year of the Borrower ended as of the above date certified by independent public accountants of nationally recognized standing.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the unaudited financial statements required by Section 5.1(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP applied on a consistent basis as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           A review of the activities of the Borrower during such fiscal period has been made by, or under the supervision of, the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

Form of Compliance Certificate

[to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following is a list of Defaults and/or Events of Default that have occurred and are continuing and their nature and status:]

3.           The calculations set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                              ,                 .

ARCOS DORADOS B.V.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________ (“Statement Date”, and the period of four fiscal quarters ended on such date, the “Statement Period”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 5.5 – Guarantors’ Share of Consolidated EBITDA.

A.	Consolidated EBITDA of the Borrower for Statement Period:

1.	Consolidated Net Income of the Borrower during Statement Period:	$

2.	Consolidated Interest Expense of the Borrower during Statement Period:	$

3.	Consolidated Income Tax Expense of the Borrower during Statement Period:	$

4.	Consolidated Non-cash Charges of the Borrower during Statement Period:	$

5.	any non-operating and/or non-recurring charges, expenses or losses of the Borrower and its Subsidiaries during Statement Period:	$

6.	the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing:	$

7.	all non-cash credits and gains increasing Consolidated Net Income for the Borrower during Statement Period:	$

8.	all cash payments made the Borrower and its Subsidiaries during Statement Period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period:	$

9.	non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of the Borrower and its Subsidiaries during Statement Period:	$

10.	Consolidated EBITDA (Line I.A.1 plus Line I.A.2 plus Line I.A.3 plus Line I.A.4 plus Line I.A.5 plus Line I.A.6 less Line I.A.7 less Line I.A.8 less Line I.A.9):	$

B.	Consolidated EBITDA attributable to Guarantors:

1.	portion of Consolidated EBITDA attributable to the Guarantors within the Territory of the United Mexican States on a Combined/Consolidated Basis	$

2.	portion of Consolidated EBITDA attributable to the Guarantors within the Territory of Brazil on a Combined/Consolidated Basis	$

3.	portion of Consolidated EBITDA attributable to the Guarantors within the Territory of the Commonwealth of Puerto Rico on a Combined/Consolidated Basis	$

[4.	portion of Consolidated EBITDA attributable to within the Territory of [country] on a Combined/Consolidated Basis]	$

[5].	Consolidated EBITDA (Line I.B.1 plus Line I.B.2 plus Line I.B.3 [plus Line I.B.4]1):	$

C.	Guarantors’ share of Consolidated EBITDA (Line I.B.[5] divided by Line I.A.10):	____%

Minimum permitted:	80%

II.	Section 6.6 – Consolidated Net Indebtedness to EBITDA Ratio.

A.	Consolidated Net Indebtedness of Borrower as at Statement Date:

1.	Consolidated Indebtedness:	$

2.	cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person):	$

3.	Consolidated Net Indebtedness (Line II.A1 less Line II.A.2):	$

B.	Consolidated EBITDA for Statement Period (from Line I.A.10):	$

C.	Consolidated Net Indebtedness to EBITDA Ratio (Line II.A.3 – I.A.10):	______

Maximum permitted:	2.50 to 1

1 Include if there are any Additional Guarantors and insert additional lines as necessary.

Form of Compliance Certificate

EXHIBIT E

FORM OF
SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT (this “Agreement”) dated as of ________, ___, by ______________, a __________ [corporation] (the “Additional Guarantor”), in favor of Bank of America, N.A., as Lender (the “Lender”). Unless otherwise defined herein, capitalized terms used herein and defined in that certain Credit Agreement, dated as of August 3, 2011 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, and the Lender, are used herein as therein defined and the rules of construction set forth in Section 1.2 thereof shall apply hereto.

WHEREAS, the Borrower has entered into the Credit Agreement providing for the making of Loans,

WHEREAS, in connection with the Credit Agreement, certain of the Borrower’s Subsidiaries have entered into (or are required to enter into) the Credit Agreement as Guarantors thereunder,

WHEREAS, pursuant to Section 5.5 of the Credit Agreement, the Borrower [is required to][may] cause one or more additional Subsidiaries to become a party to the Credit Agreement as Guarantors, and

WHEREAS, the Additional Guarantor desires to execute and deliver this Agreement in order to become a party to the Credit Agreement pursuant to Section 5.5 of the Credit Agreement,

NOW, THEREFORE, IT IS AGREED as follows:

SECTION 1. Joinder.

(a)           By executing and delivering this Agreement, the Additional Guarantor hereby becomes a party to the Credit Agreement as a “Guarantor” thereunder, expressly assumes all obligations and liabilities of a “Guarantor” thereunder and ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement.

(b)           Without limiting the generality of the terms of paragraph (a), the Additional Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance of the Obligations in full when due (whether at stated maturity, upon acceleration or otherwise), and agrees that if the Borrower fails to pay any

Obligation when due, it will forthwith, on written demand, pay the amount not so paid at the place and in the manner specified in the Credit Agreement, including, in particular, in accordance with Section 2.12 of the Credit Agreement (and without duplication of any amount thereof previously paid by any other Guarantor thereunder and not rescinded or refunded), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, upon acceleration or otherwise) in accordance with the terms of such extension or renewal. The Additional Guarantor further agrees that its guarantee hereunder and under the Credit Agreement constitutes a guarantee of payment when due and not of collection and that the obligations of the Guarantors under the Credit Agreement shall be joint and several. The Additional Guarantor hereby acknowledges that it has received a copy of the Credit Agreement, as it may have been amended or supplemented from time to time.

(c)           The Additional Guarantor hereby makes each of the representations and warranties contained in Article III of the Credit Agreement on the date hereof as if such representations and warranties were made as of the date hereof, after giving effect to this Agreement.

(d)           The Additional Guarantor hereby waives acceptance by the Lender of the Guaranty by the Additional Guarantor upon the execution of this Agreement by the Additional Guarantor.

SECTION 2. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same agreement.

SECTION 3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Address:

Form of Subsidiary Joinder Agreement

ACKNOWLEDGED: BANK OF AMERICA, N.A., as the Lender

By:
Name:
Title:

Form of Subsidiary Joinder Agreement